Exhibit 99.1

Deciphera Pharmaceuticals, Inc. Announces Third Quarter 2019 Financial Results

- Ripretinib Granted Breakthrough Therapy Designation by the U.S. Food and Drug Administration (FDA) for the Treatment of Patients with Advanced Gastrointestinal Stromal Tumors (GIST) -

- Clinical Progress Across Pipeline with Data Presentations for Ripretinib, Rebastinib and DCC-3014 -

- Completed Follow-On Offering Raising Net Proceeds of $432 Million; Ended Third Quarter 2019 with Cash, Cash Equivalents and Marketable Securities of $635 Million -

- Company to Host Conference Call Today at 4:30 PM ET -

Waltham, MA – November 4, 2019 – Deciphera Pharmaceuticals, Inc. (NASDAQ:DCPH) today announced financial results for the third quarter ended September 30, 2019 and provided a general update on clinical and corporate developments.

“We believe the Breakthrough Therapy Designation we received from the FDA underscores the potential for ripretinib to transform the treatment landscape for patients with advanced GIST,” said Steve Hoerter, President and Chief Executive Officer of Deciphera. “Based on the positive results from the Phase 3 INVICTUS study, we remain on track for our planned NDA submission for ripretinib in the first quarter of 2020. In addition, we provided important new clinical updates on rebastinib and DCC-3014 at the recent AACR-NCI-EORTC meeting and we continue to progress our broad portfolio of novel product candidates all discovered here at Deciphera.”

Recent Highlights and Upcoming Milestones

•	Ripretinib

•	Presented positive top-line data from the INVICTUS pivotal Phase 3 clinical study evaluating the safety and efficacy of ripretinib in fourth-line and fourth-line plus GIST patients.

•	FDA granted Breakthrough Therapy Designation (BTD) for ripretinib for the treatment of patients with advanced GIST who have received prior treatment with imatinib, sunitinib and regorafenib.

•

Company expects to submit a New Drug Application (NDA) to the FDA for ripretinib for the treatment of patients with advanced GIST who have received prior treatment with imatinib, sunitinib and regorafenib in the first quarter of 2020.

•

Presented updated data from the ongoing Phase 1 clinical study of ripretinib in patients with second-line through fourth-line plus GIST at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. The Company believes the updated data continue to support the ongoing INTRIGUE pivotal Phase 3 clinical study comparing ripretinib to sunitinib for the treatment of second-line GIST patients who have previously received imatinib.

•

Established ripretinib Expanded Access Program (EAP) for patients with locally advanced unresectable or metastatic GIST who have received treatment with prior therapies. The ripretinib EAP provides a pathway for eligible patients to gain access to this investigational medicine outside of clinical trials when no comparable or satisfactory alternative therapy option is available.

•	DCC-3014

•	Presented data from the Phase 1 dose escalation study of DCC-3014, an oral inhibitor of CSF1R, in patients with advanced solid tumors, at the AACR-NCI-EORTC

International Conference on Molecular Targets and Cancer Therapeutics. The Phase 1 data demonstrated tolerability, pharmacokinetics and biomarker mechanistic proof-of-concept in patients with advanced malignancies.

•

Company plans to present preliminary data from initial tenosynovial giant cell tumor (TGCT) patients at the 2019 Connective Tissue Oncology Society (CTOS) Annual Meeting being held November 13-16 in Tokyo, Japan.

•	Rebastinib

•

Presented data from the ongoing Phase 1b/2 clinical study of rebastinib, an oral TIE2 kinase inhibitor, in combination with paclitaxel at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. In Part 1 of the ongoing Phase 1b/2 study, the combination of rebastinib and paclitaxel exhibited encouraging preliminary anti-tumor activity across treatment arms and was generally well tolerated.

•	DCC-3116

•

Presented preclinical data for DCC-3116, a potential first-in-class autophagy inhibitor designed to treat mutant RAS cancers at the AACR-NCI-EORTC International Conference on Molecular Targets and Cancer Therapeutics. In vivo and in vitro data demonstrated DCC-3116 is a potent, selective and tight-binding inhibitor of ULK kinase, and represents a differentiated approach to autophagy inhibition and a potential first-in-class opportunity for a new therapeutic modality in mutant RAS cancers.

Recent Corporate Updates

•

In October 2019, Deciphera announced the appointment of Matthew L. Sherman, M.D. as Executive Vice President and Chief Medical Officer. Dr. Sherman brings over 25 years of experience as a physician-scientist in clinical drug development in oncology and hematology at leading biotechnology and pharmaceutical companies.

•

In the third quarter of 2019, Deciphera announced the closing of an underwritten public offering of 12,432,431 shares at a public offering price of $37.00 per share, which included the exercise in full by the underwriters of their option to purchase up to 1,621,621 shares of common stock. Total net proceeds to Deciphera were approximately $431.8 million, after deducting underwriting discounts and commissions and other offering expenses.

Third Quarter 2019 Financial Results

•

Cash Position: As of September 30, 2019, cash, cash equivalents and marketable securities were $634.6 million, compared to cash and cash equivalents of $293.8 million as of December 31, 2018. Deciphera expects its cash, cash equivalents and marketable securities as of September 30, 2019 will enable the Company to fund its operating expenses, capital expenditure requirements and debt service payments into 2022.

•

R&D Expenses: Research and development expenses for the third quarter of 2019 were $40.4 million, compared to $20.6 million for the same period in 2018. The increase was primarily due to the Company’s clinical trial costs related to the INTRIGUE pivotal Phase 3 study in second-line GIST. Personnel-related costs increased to $11.6 million primarily due to an increase in headcount and stock-based compensation expense in the research and development function. Personnel-related costs for the third quarters of 2019 and 2018 included non-cash, stock-based compensation expense of $2.0 million and $1.1 million, respectively. Facility-related and other costs included increased consultant fees of $0.4 million and increased costs incurred in connection with our early-stage drug discovery programs of $0.2 million.

•

G&A Expenses: General and administrative expenses for the third quarter of 2019 were $18.0 million, compared to $5.3 million for the same period in 2018. The increase was primarily due to increases in headcount and stock-based compensation expense in the Company’s general and administrative function. Non-cash, stock-based compensation was $2.7 million and $1.5 million for the third quarters of 2019 and 2018, respectively.

•	Net Loss: For the third quarter of 2019, Deciphera reported a net loss of $56.2 million, or $1.28 per share, compared with a net loss of $24.4 million, or $0.65 per share, for the same period in 2018.

Conference Call and Webcast

Deciphera will host a conference call and webcast to discuss this announcement today, November 4, 2019, at 4:30 PM ET. To access the live call by phone please dial (866) 930-5479 (domestic) or (409) 216-0603 (international); the conference ID is 1181263. A live audio webcast of the event may also be accessed through the “Investors” section of Deciphera’s website at www.deciphera.com. A replay of the webcast will be available for 30 days following the event.

About Deciphera Pharmaceuticals

Deciphera Pharmaceuticals is a clinical-stage biopharmaceutical company focused on improving the lives of cancer patients by addressing key mechanisms of drug resistance that limit the rate and/or durability of response to existing cancer therapies. Our small molecule drug candidates are directed against an important family of enzymes called kinases, known to be directly involved in the growth and spread of many cancers. We use our deep understanding of kinase biology together with a proprietary chemistry library to purposefully design compounds that maintain kinases in a “switched off” or inactivated conformation. These investigational therapies comprise tumor-targeted agents designed to address therapeutic resistance causing mutations and immuno-targeted agents designed to control the activation of immunokinases that suppress critical immune system regulators, and agents designed to inhibit reprogramming of cancer cell metabolism. We have used our platform to develop a diverse pipeline of tumor-targeted, immuno-targeted, and metabolism-targeted drug candidates designed to improve outcomes for patients with cancer by improving the quality, rate and/or durability of their responses to treatment.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding our expectations regarding our planned potential NDA submission with FDA for ripretinib for patients with advanced GIST and the timing of such filing, the BTD designation of ripretinib for patients with advanced GIST, our EAP program, the updated Phase 1 study of ripretinib in patients with GIST to support our pivotal Phase 3 INTRIGUE study in second-line GIST patients, the potential of our pipeline drug candidates to improve the lives of patients with cancer, the expectation to present additional data from our Phase 1 study of DCC-3014 in patients with diffuse-type tenosynovial giant cell tumor at an upcoming medical meeting, continuation of Part 2 of our Phase 1b/2 study of rebastinib in combination with paclitaxel, advancing DCC-3116 and the potential of DCC-3116 to be a new modality for treating mutant RAS cancers, and cash guidance. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks and uncertainties related to the delay of any current or planned clinical studies or the development of our drug candidates, including ripretinib, our ability to successfully demonstrate the efficacy and safety of our drug candidates including in later-stage studies, the preclinical and clinical results for our drug candidates, which may not support further development of such drug candidates, the possibility that results experienced in early, preliminary, top-line or initial data may not be indicative of the results experienced in final data, our ability to timely complete and prepare the information required for and file an NDA for ripretinib, the fact receipt of a breakthrough therapy designation for a drug candidate, such as ripretinib, may not result in us receiving any of the benefits of such designation such as a faster development process, review or approval compared to drugs considered for approval under conventional FDA procedures, the fact such designation does not assure ultimate approval by FDA and is subject to the risk FDA may later decide that the products no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened, our ability to manage and our reliance on third parties such as our third party drug substance and drug product contract manufacturers, actions of regulatory agencies, any or all of which may affect the initiation, timing and progress of clinical studies and the timing of and our ability to obtain regulatory approval, if at all, and make our investigational drugs available to patients, and other risks identified in our SEC filings, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and subsequent filings with the SEC. We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We disclaim any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent our views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Deciphera Pharmaceuticals, Inc.

Consolidated Balance Sheets

(Unaudited, in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$173,712	$293,764
Marketable securities	460,883	—
Prepaid expenses and other current assets	7,700	7,273

Total current assets	642,295	301,037
Long-term investment—restricted	1,510	1,069
Property and equipment, net	5,274	13,453
Operating lease assets	522	—

Total assets	$649,601	$315,559

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$14,770	$8,308
Accrued expenses and other current liabilities	26,884	13,709
Operating lease liabilities	415	539
Notes payable to related party	187	187

Total current liabilities	42,256	22,743
Notes payable to related party, net of current portion	967	1,107
Operating lease liabilities, net of current portion	107	11,347
Other long-term liabilities	718	381

Total liabilities	44,048	35,578

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share; 125,000,000 shares authorized; 51,043,912 shares and 37,676,760 shares issued and outstanding as of September 30, 2019 and December 31, 2018, respectively	510	377
Additional paid-in capital	1,025,745	575,327
Accumulated other comprehensive income	61	—
Accumulated deficit	(420,763)	(295,723)

Total stockholders’ equity	605,553	279,981

Total liabilities and stockholders’ equity	$649,601	$315,559

Deciphera Pharmaceuticals, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues	$—	$—	$25,000	$—

Operating expenses:
Research and development	40,374	20,630	110,974	55,531
General and administrative	17,979	5,259	44,379	14,738

Total operating expenses	58,353	25,889	155,353	70,269

Loss from operations	(58,353)	(25,889)	(130,353)	(70,269)

Other income (expense):
Interest and other income, net	2,174	1,475	5,368	2,778
Interest expense	(17)	(21)	(55)	(64)

Total other income (expense), net	2,157	1,454	5,313	2,714

Net loss	$(56,196)	$(24,435)	$(125,040)	$(67,555)

Net loss per share—basic and diluted	$(1.28)	$(0.65)	$(3.12)	$(1.95)

Weighted average common shares outstanding—basic and diluted	43,803,508	37,654,324	40,041,321	34,623,773

Contacts:

Investor Relations:

Jen Robinson

Deciphera Pharmaceuticals, Inc

jrobinson@deciphera.com

781-906-1112

Media:

David Rosen

Argot Partners

David.Rosen@argotpartners.com

212-600-1902